Exhibit 10.24

AMENDMENT 3 TO MICROSOFT CORPORATION / WEBTV SHOPPING INSERTION ORDER

This Amendment 3 is made pursuant to that certain Microsoft Corporation / WebTV Shopping Insertion Order and the attached Microsoft Corporation Non-Standard Terms and Conditions dated June 26, 2000 by and between Microsoft Corporation and Proflowers (“Company”) and amended by that certain Amendment to Microsoft Corporation / WebTV Shopping Insertion Order dated September 7, 2001 and Amendment 2 dated August 22, 2002, whereby Microsoft Corporation assigned its rights and obligations thereunder to Microsoft Online, LP (collectively, the “Agreement”), and sets forth the terms pursuant to which Company will participate in the shopping placements in the MSN Shopping Channel (“MSN Shopping”), MSN TV Service Shopping Center as well as other Microsoft Corporation owned or controlled sites (collectively, the “Microsoft Shopping Channels”). Hereinafter Microsoft Corporation and Microsoft Online, LP will be referred to either collectively or individually as “Microsoft.”

Microsoft and Company hereby agree to modify the Agreement as follows, effective immediately:

1.	All references to “eShop” in the Agreement shall be deemed deleted, and the words “MSN Shopping” shall be deemed inserted therein.

2.	The Term, Total Fees and Order Summary outlined in the Agreement will be deemed deleted, and such elements will be amended and deemed inserted as set forth below:

Account Executive: Seth Dallaire

Email: [*]

Company:	Proflowers	Agency:	n/a
Contact:	5005 Wateridge Vista Drive San Diego, CA 92121 Contact: Mark Irace [*] TEL: [*}	Contact:

Site URL:	www.proflowers.com	Term:	[*]

		Total Fees:	See Exhibit 1-B

Ad Elements	Order Total	Total Minimum Ad Results

Microsoft Shopping Channel placements (See Exhibit 1-A) [*]	[*]	[*]

Additional Placements (See Exhibit 1-A) [*]	Included above	n/a

3.	CANCELLATION: The parties agree that Section 6 of the Agreement shall be deemed deleted, and the following shall be deemed inserted therein:

If either Microsoft or Company materially defaults under this Agreement, the non-defaulting party will notify the other in writing. If the failure is not cured within ten (10) business days after written notice is received by the notified party, the non-defaulting party may terminate this Agreement immediately with no further obligation to the notified party. Upon expiration of this Agreement, or if Microsoft terminates this Agreement due to Company’s willful and/or intentional breach (including, but not limited to, Company’s failure to pay Microsoft), Company will immediately pay any amounts of the Total Fees not yet paid. If Microsoft terminates this Agreement due to an unintentional breach by Company: (a) prior to [*], Company shall be obligated to render payment of [*] in the amount of [*] to Microsoft; or (b) [*], Company shall be obligated to render payment of any amounts of the Total Fees not yet paid. If Company terminates due to an uncured default by Microsoft, Company will be obligated to render payments to Microsoft through the effective date of termination. If Microsoft terminates due to an uncured default by Company, Microsoft will be obligated to serve Company’s advertisements through the effective date of termination.

*	Material has been omitted pursuant to a request for confidential treatment.

4.	REPORTS: The parties agree that Section 7 of the Agreement shall be deleted, and the following shall be deemed inserted therein:

Company will provide reports or access to online reports from a third party approved by Microsoft [*] of the Term, and such reports will include the following information, outlined [*]: (a) [*]; and (b) [*]. Company acknowledges that Microsoft is [*] for [*] received by Company. If Microsoft’s [*] Company, the parties will mutually agree upon an alternate length for each tracking session within [*] following such finding by Microsoft.

5.	The parties agree that Section 17 of the Agreement shall be deleted, and the following Section shall be deemed inserted therein as Section 17, “FEATURED SITES”:

A. Placements: Company will receive the Featured Sites words and closely related variants set forth in Exhibit 1-A on a non-exclusive basis commencing on the date of first exhibition of Company’s links by Microsoft and continuing through the end of the Term. Company’s site will receive placement in relevant MSN user searches, however, Microsoft cannot guarantee Company’s placement and/or ranking within the “Featured Sites” section of MSN Search. If Company does not receive [*] placement within Featured Sites, Microsoft will notify Company at least [*] prior to the Featured Sites change and provide an alternate solution to capture the lost orders associated with the Featured Sites placement change. Microsoft will deliver ad requests in promotion of the Featured Sites words, however, such ad requests are not guaranteed to Company, and Microsoft’s failure to deliver such ad requests shall not be deemed a breach of this Agreement or entitle Company to any legal remedy. Microsoft reserves the right to update the MSN Search template at any time during the Term.

B. Delivery: During the Term, Microsoft will make reasonable efforts to deliver [*] to Company’s site from search results on any Microsoft site. Microsoft is not obligated to deliver [*] evenly throughout the Term. Failure by Microsoft to deliver a certain number of clicks shall not be deemed a breach of this Agreement or entitle Company to any legal remedy.

C. Featured Sites Cancellation: At any time during the Term, either party may terminate the Featured Sites portion of this Agreement upon thirty (30) days’ prior written notice to the other party. In such event, Microsoft will exercise one of the following options within ten (10) business days following the date of the Featured Sites termination notice in its sole discretion. Microsoft will either: (x) perform the obligations set forth in Section 17.D, and Company will remain obligated to render payment to Microsoft for such placements through the effective date of termination (but shall not owe Microsoft any additional consideration for Microsoft’s obligations set forth in Section 17.D); or (y) Microsoft will reduce the Fee (as such term is defined in Exhibit 1-B) by a rate [*] delivered by Microsoft through the effective date of termination of the MSN Search Featured Sites placement. The total Featured Sites value baseline is [*]. The [*] delivery for the Term is projected at [*]. Following each party’s performance as set forth above, the parties will be relieved of their respective obligations solely with respect to the MSN Search Featured Sites placements. The cancellation rights set forth in this Section 17.C will not pertain to Company’s Microsoft Shopping Channel placements.

D. Alternate placements. If the Featured Sites portion of this Agreement is terminated by Company, Microsoft shall serve ad requests until Company achieves the number of orders (“Lost Orders”) projected to be achieved during the time from the termination to the expiration date (“Lost Order Period”). The number of Lost Orders is quantified based upon the historical ratio of orders to ad requests [*] prior to the termination date (and is currently [*]). Dividing the number of ad requests that should have been delivered over the Lost Order Period by the number of ad requests historically necessary to achieve [*], results in the number of Lost Orders that Microsoft shall serve. For example, if the historical ratio is [*] and [*] ad requests should have been delivered over the Lost Order Period, then Microsoft would have to achieve [*] orders. The obligations of this Section 17.D shall survive termination of the Agreement.

*	Material has been omitted pursuant to a request for confidential treatment.

6.	The parties agree that Exhibits 1-A, 1-B attached to Amendment 1 and Exhibits 1-A, 1-B attached to Amendment 2 shall be deemed deleted, and Exhibit 1-B attached hereto shall be deemed inserted therein.

This Amendment 3 and the Exhibits 1-A and 1-B attached hereto, shall be attached to and incorporated into the Agreement, and are subject to all the terms and conditions of the Agreement. Whereby the parties enter into this Amendment 3 and the Exhibits 1-A and 1-B attached hereto, as of the later of the two dates below.

Microsoft	Company
MICROSOFT ONLINE, LP	PROFLOWERS.COM
6100 Neil Road	5005 Wateridge Vista Drive, Second Floor
Reno, NV 89570	San Diego, CA 92121

By /s/ Joanne Bradford	By /s/ Abigail Sorenson
(Sign)	(Sign)

Joanne Bradford	Abigail Sorenson
Name (Print)	Name (Print)

VP MSN Sales	Senior Marketing Manager
Title	Title

7/25/2003	7/24/03
Date	Date

Program Contact: See Account Executive above

EXHIBIT 1-A

Proj Annual Ad Requests
MSN Shopping	[*]
[*]	[*]
[*]	[*]
[*]	[*]
Media Programming (1)	[*]
Content [*] (2)	[*]
Content [*] (2)	[*]
MSN Exclusives
(1) MSN does not report ad requests on these placements; only transfers.
MSN Shopping Network Merchandising
Network [*]	[*]
Network [*]	[*]

[*]	[*]

Proj Annual Ad Requests
MSN Search	[*]
MSN Search [*]	[*]
MSN Search [*]	[*]

Proj Annual Ad Requests
MSN.com	[*]
MSN.com [*]	[*]
MSN.com [*]	[*]
MSN.com [*]**	[*]
MSN.com [*]**	[*]
MSN.com [*]**	[*]
**MSN does not report ad requests for these placements; only transfers.

*	Material has been omitted pursuant to a request for confidential treatment.

Proj Annual Ad Requests
MSNBC	[*]
[*]	[*]
[*]	[*]

Proj Annual Ad Requests
Hotmail	[*]
Hotmail [*]	[*]
Hotmail [*]	[*]
Hotmail [*]	[*]
Hotmail [*]	[*]

(1) The media programming ad requests above are a non-binding estimate; Microsoft makes no warranty regarding the number of media programming ad requests which will be delivered under this Agreement. Notwithstanding the foregoing, Microsoft will report [*] delivered by Microsoft to Company’s site as the result of such placements. Company agrees that Microsoft will count [*] delivered each day Company’s advertisements appear on MSN.com (including the MSN Shopping [*], and the network information pane) for a period of [*].

Microsoft will make reasonable efforts to deliver the total ad requests and [*] from the MSN Shopping, Search and cross-MSN placements set forth above (the “Delivery Goal”), unless otherwise agreed upon by the parties. If Microsoft fails to provide the Delivery Goal by the end of the Term, Company’s [*] until the Delivery Goal is met.

(2) [*] dates will be determined by Microsoft in its sole discretion.

The ad requests set forth above are a non-binding estimate, however, Microsoft is obligated to provide the Total Minimum Ad Requests set forth on the first page of this Schedule. Microsoft makes no warranty about [*] ad request totals, a particular cost per acquisition or a certain return on investment metric which may be delivered to Company hereunder.

Microsoft will provide placement to Company in the placements set forth above, or in like placement (in terms of size and placement), as such like placements are determined by Microsoft in its reasonable discretion.

*	Material has been omitted pursuant to a request for confidential treatment.

MSN SEARCH FEATURED SITE WORDS

Keyword	[*]
[*]

*	Material has been omitted pursuant to a request for confidential treatment.

[*]	[*]

MSN SEARCH [*] WORDS

[*]	[*]	[*]

*	Material has been omitted pursuant to a request for confidential treatment.

EXHIBIT 1-B

TOTAL FEES

The Total Fees shall be comprised of the following elements:

1.	Fee. Company will pay Microsoft [*] (the “Fee”) in consideration for [*] ad requests from the elements set forth in Exhibit 1-A. The Fee is a guaranteed payment to Microsoft, except as set forth in Section 4 of this Amendment. The Fee will be rendered to Microsoft in [*]. The [*] payment hereunder is due when [*]. Microsoft will invoice Company for the [*], and Company will pay such invoiced amounts within [*] following the date of such invoice.

2.	[*].

2.1.	During the Term, Microsoft will make reasonable efforts to deliver [*] to Company’s site (the [*]).

2.2.	If Microsoft provides [*] to Company, Company will pay Microsoft [*] Microsoft in [*] allowing for [*].

2.3.	Payment of [*] (if any) called for by this Section 2 will be paid on [*] basis, in arrears within [*] after the end of any [*] as to which [*] are payable. Company will remit to Microsoft the aggregate [*] due, together with a statement specifying the aggregate number of [*] in the applicable [*].

2.4.	Company agrees to keep all usual and proper records and books of account and all usual and proper entries relating to Company’s obligations described in this Section 2. Microsoft shall have the right to cause, at its sole cost and expense, an audit and/or an inspection to be made of the applicable Company records in order to verify Company’s compliance with the terms of this Agreement. Any audit and/or inspection shall be conducted during regular business hours upon at least thirty (30) days prior written notice [as per Section 5B of the Agreement].

2.5.	The parties will meet on a [*] basis during the Term to monitor and manage the placements. Following each such meeting, the parties may revise the placements in an effort to optimize [*] to Company’s site.

2.6.	Company will be billed for [*] Microsoft, however, Microsoft will not be required to refund or otherwise return to Company any portion of the Fee for [*]. Failure by Microsoft to meet [*] shall not be deemed a breach of this Agreement or entitle Company to any legal remedy. Microsoft is not obligated to deliver [*] evenly throughout the Term

*	Material has been omitted pursuant to a request for confidential treatment.